Exhibit 10.2
FIRST MID-ILLINOIS BANCSHARES, INC. 2017 STOCK INCENTIVE PLAN
STOCK UNIT/RESTRICTED STOCK AWARD AGREEMENT
Award. First Mid-Illinois Bancshares, Inc. (the “Company”) hereby grants a Stock Unit/Restricted Stock Award (the “Award”) as of __________, 20__ (the “Grant Date”) relating to shares of the common stock of the Company (the “Shares”) to _________________ (the “Employee”), subject in all respects to the terms and conditions of the First Mid-Illinois Bancshares, Inc. 2017 Stock Incentive Plan (the “Plan”) and the terms and conditions set forth herein.
Target Number of Shares Subject to Stock Unit Award: ________
Performance Period: January 1, 20__ to December 31, 20__
Target Net Income for Performance Period: ________

Acceptance By Employee. Receipt of this Award is conditioned on the Employee’s execution of this Agreement and return of an executed copy to the Company no later than _________, 20__. If the Employee fails to return this executed Agreement by the due date, the Award shall be forfeited to the Company.
1.Stock Unit Award.

(a)Target Net Income. The Stock Unit Award entitles the Employee to receive a Restricted Stock Award following the end of the Performance Period. If the Company achieves the Target Net Income goal for the Performance Period, the Employee shall be granted a Restricted Stock Award covering ____ Shares. If Net Income for the Performance Period is higher than Target, the Committee in its discretion may increase the number of Shares subject to the Restricted Stock Award. If the Target Net Income goal is not achieved for the Performance Period, the Stock Unit Award will be forfeited and no Restricted Stock Award will be granted.

(b)Forfeiture of Stock Unit Award. Notwithstanding Section 1(a), and except as otherwise determined by the Committee, the Employee’s Stock Unit Award (and related dividend equivalents) shall be forfeited, and the Employee shall not be entitled to receive any Restricted Stock Award, if the Employee does not remain continuously employed by the Company or a Subsidiary from the Grant Date until the date the Committee grants the Restricted Stock Award.

2.Restricted Stock Award.

(a)Grant. The Committee shall approve the grant of the Restricted Stock Award described above at the Committee’s first meeting after the end of the Performance Period.

(b)Restrictions/Vesting.

(i)Except as set forth in Section 10 of the Plan, none of the Shares subject to the Restricted Stock Award shall be sold, assigned, pledged or otherwise transferred, voluntarily or involuntarily, by the Participant (or his estate or personal representative, as the case may be), until such restrictions lapse and the Award vests.

(ii)The restrictions described above shall lapse, and the Employee shall become vested in the Restricted Stock Award, at a rate equal to 1/3 of the Shares subject to the Award on each of December 15, 20__, 20__ and 20__ (or the immediately preceding business day if such December 15 is not a business day), provided that the Employee remains continuously employed through each vesting date. If the Employee’s employment terminates for any reason prior to a vesting date, the Employee shall forfeit any then unvested portion of the Restricted Stock Award, except that if the Employee voluntarily terminates employment after attaining age 65 with 10 years of service, if the Company terminates the Employee’s employment without Cause, or if the Employee’s termination of employment is due to death or Disability, the Employee will vest in all of the then unvested Shares subject to the Restricted Stock Award. (For this purpose, (A) “Cause” shall have the meaning set forth in Section 6(c) below and (B) “Disability” means as defined under the Company’s long-term disability plan for employees, or if there is none, a physical or mental disability that impairs the Employee’s ability to substantially perform the Employee’s current duties for a period of at least 12 consecutive months, as determined by the Committee in its sole discretion.)

(iii)In the case of an Employee who is also a director of the Company, if the Employee’s employment with the Company and all Subsidiaries terminates before the Restricted Stock Award vests, but the Employee remains a director, the Employee’s service on the Board will be considered employment with the Company, and the Employee’s Restricted Stock Award will continue to vest while his service on the Board continues. Any subsequent termination of service on the Board will be considered termination of employment, and vesting in the Restricted Stock Award will be determined as of the date of such termination of employment.

(iv)Shares subject to the Restricted Stock Award that do not vest will be forfeited back to the Company.

The foregoing provisions of this Section 2(b) shall be subject to the provisions of any written employment agreement or severance agreement that has been or may be executed by the Employee and the Company, and the provisions in such employment agreement or severance agreement concerning the vesting of a Restricted Stock Award in connection with the Employee’s termination of employment shall supersede any inconsistent or contrary provision of this Section 2.
(c)Settlement of Award.

(i) Shares subject to Restricted Stock Awards shall be held by the Company in electronic book entry form on the records of the Company’s transfer agent. If an Employee becomes vested in his Restricted Stock Award, the Company shall distribute to him, or his personal representative, beneficiary or estate, as applicable, the number of Shares subject to the Restricted Stock Award. Delivery of such Shares shall be by book-entry credit to an account in the Employee’s name established by the Company with its transfer agent, or upon written request, in electronic form to the Employee’s broker for the Employee’s account or in certificates in the name of the Employee (or in each case his personal representative, beneficiary or estate).

(ii)Upon the payment of any dividends on Shares during the Performance Period, the Company shall credit the Employee with an amount equal in value to the dividends the Employee would have received had the Employee been the actual owner of the number of Shares subject to the Stock Unit Award on such date. The amount payable to the Employee shall be adjusted to reflect any adjustment made to the related Stock Unit Award pursuant to Section 1(a). Upon the payment of any dividends on Shares during the period preceding the date of vesting of the Restricted Stock Award, the Company shall credit the Employee with the dividends payable with respect to the Shares subject to the Award. Such amounts shall be paid to the Employee in cash to the extent any portion of the related Award vests. Any such dividends relating to the portion of an Award that is forfeited shall also be forfeited.

(iii)Distribution of Shares and cash in settlement of the vested portion of the Restricted Stock Award shall be made no later than the March 15th following the last day of the calendar year in which the Shares vest.

(d)Withholding Taxes. Prior to any distribution of Shares or cash to the Employee, the Employee shall pay to the Company an amount sufficient to satisfy all minimum Federal, state and local withholding tax requirements. Payment of such taxes shall be made by directing the Company to withhold such number of Shares otherwise issuable in connection with the Award with a fair market value equal to the amount of tax to be withheld.

3.Rights as Stockholder. The Employee is entitled to all of the rights of a stockholder of the Company with respect to Shares subject to the Restricted Stock Award, provided that the right to receive dividends shall be as described in Section 2(c) above. The Employee shall not be entitled to any of the rights of a stockholder of the Company with respect to any Stock Unit Award.

4.Change in Control.

(a)In the event of a Change in Control, unless the Award is continued or assumed by a public company, it shall become fully vested immediately prior to the Change in Control (any Stock Unit Award shall vest at target level and entitle the Employee to the same number of vested Shares).

(b)If the Award is continued or assumed by a public company, and within two years following the Change in Control either the Employee’s employment is terminated without Cause or the Employee terminates his employment for Good Reason, the Award shall become fully vested (any Stock Unit Award shall vest at target level and entitle the Employee to the same number of vested Shares).

(c)For purposes of this Agreement, (i) “Cause” means the Employee’s (A) conviction in a court of law of (or entering a plea of guilty or no contest to) any crime or offense involving fraud, dishonesty or breach of trust or involving a felony; (B) performance of any act which, if known to the customers, clients, stockholders or regulators of the company, would materially and adversely impact the business of the company; (C) act or omission that causes a regulatory body with jurisdiction over the company to demand, request, or recommend that the Employee be suspended or removed from any position in which the Employee serves with the company; (D) substantial nonperformance of any of the Employee’s obligations under any employment agreement or severance agreement between him and the company; (E) material misappropriation of or intentional material damage to the property or business of the company or any subsidiary; or (F) a breach of any confidential information or non-compete or non-solicitation agreement between the Employee and the company; and (ii) “Good Reason” means the occurrence of one of the following events without the Employee’s written consent: (A) a material diminution in the Employee’s position, authority or responsibility; (B) a material reduction in the Employee’s total compensation (including benefits and annual and long-term incentive opportunity) from then-current levels; (C) a relocation of the Employee’s primary place of employment of at least 30 miles; or (D) the company materially breaches any employment agreement or severance agreement between the company and the Employee.

5.Clawback or Recoupment. The Employee agrees and acknowledges that the Award and Agreement are subject to the terms of any Company clawback or recoupment policy.

6.Committee Determinations. The Committee shall make all determinations concerning the rights to benefits under the Plan.

7.Defined Terms. Capitalized terms used in this Agreement shall be as defined in the Plan.

Dated: ___________________________________	First Mid-Illinois Bancshares, Inc. By: ______________________________________ Joseph R. Dively President and CEO

ATTEST:

The Employee acknowledges that he or she has received a copy of the Plan and Prospectus and is familiar with the terms and conditions set forth therein. The Employee agrees to accept as binding, conclusive, and final all decisions and interpretations of the Committee.

Dated: ___________________________________	By: ______________________________________